Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Name Experts and Counsel” and to the use of our report dated December 7, 2006 in the Registration Statement on Form SB-2 and related Prospectus of Park Place Energy Corp. (formerly ST Online Corp.) for the registration of shares of its common stock.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS
Vancouver, Canada
November 29, 2007